Exhibit 99.1

N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS THIRD QUARTER RESULTS

•	Revenues of $21.7 Billion Increased 8% Year-Over-Year

•	Earnings Advance Led by Services Businesses and Strong Cost Controls

MINNEAPOLIS (October 20, 2009) – UnitedHealth Group (NYSE: UNH) reported third quarter results today, including growth in revenues and net earnings and a continued strong financial position. Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “We combined successful overall cost containment and strong execution in our services businesses to continue to perform during a difficult economic period. This reinforces the value of our diversified business model. We continue to focus on delivering value for customers and stakeholders through responsive, high quality service and practical, innovative programs that improve health care system performance and help people live healthier lives.”

UnitedHealth Group earned $0.89 per share in the third quarter and confirmed 2009 earnings of approximately $3.15 per share and cash flows from operations of approximately $5 billion.

Quarterly Financial Performance
Three Months Ended
	September 30, 2009	September 30, 2008		June 30, 2009
Revenues	$21.70 billion	$20.16 billion		$21.66 billion

Earnings From Operations	$1.68 billion	$1.56 billion	[1]	$1.44 billion

Operating Margin	7.7%	7.7%[1]		6.6%

Management views year-over-year comparisons of results to generally be more meaningful than sequential comparisons, given the seasonality of revenues, medical expenses, operating costs and earnings from operations, primarily in its health benefits product offerings.

•	UnitedHealth Group’s consolidated third quarter revenues of $21.7 billion increased $1.5 billion or 8 percent year-over-year.

•

Third quarter earnings from operations were $1.676 billion and net earnings were $1.035 billion. The operating margin of 7.7 percent was stable year-over-year. Strong overall third quarter performance in services businesses and continued operating cost management offset employment-related membership losses at UnitedHealthcare and mix changes driven by growth in lower margin government business at AmeriChoice, Ovations and OptumHealth.

•	Effective operating cost control reduced the third quarter 2009 operating cost ratio by 50 basis points to 14.5 percent from 15.0[1] percent of revenues in the third quarter of 2008.

•

The consolidated medical care ratio of 82.0 percent remained within the range of management expectations, increasing 30 basis points year-over-year due to elevated medical costs related to the H1N1 influenza virus.

•

During the third quarter of 2009 the Company realized $90 million in net favorable development in its estimates of medical costs incurred in the first half of 2009 and $100 million related to prior years. This compares to $130 million in total favorable development in the third quarter of 2008, including $10 million related to prior years.

[1]	Adjusted numbers are non-GAAP financial measures. Further explanation of these non-GAAP measures and reconciliations to the comparable GAAP measures are included in the attached financial schedules.

UnitedHealth Group Results – Continued

•

The third quarter 2009 income tax rate of 32.7 percent benefited from the favorable resolution of historical state income tax items, which added 3 cents in earnings per share to third quarter 2009 results.

•	The third quarter 2009 net margin was 4.8 percent, bringing the year-to-date net margin to 4.4 percent. Third quarter 2009 net earnings were $0.89 per share.

•

There were no realized net capital gains or losses in the third quarter of 2009. UnitedHealth Group’s cash and investment portfolio had an unrealized net gain position of $556 million at September 30, 2009.

•	There were 8 days sales outstanding in accounts receivable at the end of the third quarter of 2009, compared to 9 days outstanding at September 30, 2008.

•	Consolidated medical costs days payable were 53 days and 54 days at the end of the third quarters of 2009 and 2008, respectively.

•	Third quarter cash flows from operations of $2.7 billion brought year-to-date cash flows to $4.3 billion.

•

The Company reduced its debt position by $1.6 billion year-over-year to $11.2 billion at September 30, 2009 and lowered its debt to debt-plus-equity ratio to 32.8 percent from 39.2 percent at September 30, 2008. UnitedHealth Group repurchased 66.4 million shares of stock year-to-date through the third quarter of 2009, including 2.4 million shares in the third quarter, and had approximately $950 million in cash available for general corporate use at quarter end.

The Company provides network-based health care benefits and related services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, Ovations delivers health and well-being services to Americans over the age of 50, while AmeriChoice manages health care services for state Medicaid and other publicly funded programs and their beneficiaries.

Quarterly Financial Performance
Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
Revenues	$20.19 billion	$18.82 billion	$20.28 billion

Earnings From Operations	$1.24 billion	$1.29 billion	$1.07 billion

Operating Margin	6.2%	6.8%	5.3%

•

Third quarter 2009 revenues for this group of businesses grew $1.4 billion or 7 percent year-over-year to $20.2 billion. Revenue growth was driven by rates reflecting underlying medical cost increases and year-to-date growth of 0.9 million individuals served across the public and senior markets businesses, offset by a decrease of 1.6 million consumers served through commercial benefits.

•

Third quarter earnings from operations of $1.2 billion decreased $41 million year-over-year. The operating margin declined 60 basis points year-over-year to 6.2 percent in the third quarter, due to continued growth in lower margin public and senior markets businesses combined with a decrease in commercial business.

UnitedHealthcare

•

UnitedHealthcare third quarter revenues of $10.1 billion decreased $347 million year-over-year. During the third quarter UnitedHealthcare had declines of 80,000 people served through fee-based programs and 195,000 people in risk-based health benefit plans. Reflecting the challenging economic climate, employment attrition at continuing clients was the most significant factor in these decreases, accounting for more than 80 percent of the total third quarter decline.

•

The UnitedHealthcare medical care ratio of 84.6 percent was within the range of management expectations, increasing by a net 80 basis points year-over-year, largely due to elevated medical costs related to the H1N1 virus and a higher proportion of participants receiving care under unemployment-related benefit continuation programs.

Ovations

•	Ovations revenues were $7.9 billion in the third quarter, up $1.2 billion or 19 percent year-over-year.

•

For Medicare Advantage programs, Ovations reported third quarter growth of 30,000 people and year-to-date growth of 275,000 people. Market-responsive product designs and local market engagement have driven steady, balanced growth in Medicare Advantage in 2009.

•	Growth in active Medicare Supplement products continued, with Ovations increasing the number of seniors served in this product family by 35,000 in the third quarter and 120,000 year-to-date.

•	At September 30, 2009 approximately 4.3 million people participated in the Company’s stand-alone Part D prescription drug plans.

•	Including Part D plans, Ovations has brought services to 625,000 additional seniors across its businesses thus far in 2009.

•

During the third quarter, the Department of Defense awarded the Company the TRICARE Managed Care Support South Region contract to provide health care services for active duty and retired military service members and their families. Health care operations are expected to commence in late 2010.

AmeriChoice

•	AmeriChoice third quarter revenues of $2.1 billion grew $475 million year-over-year, a 29 percent organic growth rate.

•	The Company served 2.8 million people in the Medicaid and state program market at September 30, 2009, which included risk-based growth of 620,000 people year-over-year.

•

Year-to-date 2009 results included growth of 460,000 people on a risk basis at September 30, 2009; this product category grew by 60,000 people in the third quarter of 2009. All of AmeriChoice’s membership is now served through risk-based contracts.

•

Late in the second quarter, the Mississippi State & School Employees Health Insurance Management Board awarded AmeriChoice the opportunity to provide benefits and services to up to 65,000 children in Mississippi’s Children’s Health Insurance Program, beginning in first quarter 2010.

OptumHealth is a national leader in health and wellness services. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefits such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and achieve their health and well-being goals.

Quarterly Financial Performance
Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
Revenues	$1.42 billion	$1.29 billion	$1.36 billion

Earnings From Operations	$172 million	$175 million	$142 million

Operating Margin	12.2%	13.5%	10.5%

•

Third quarter revenues of $1.4 billion grew $121 million or 9 percent year-over-year for OptumHealth. Recent growth trends continued, with year-over-year revenue growth from large scale public sector care and behavioral health programs mitigating revenue losses associated with the UnitedHealthcare commercial membership decline. During the third quarter OptumHealth initiated services for approximately one-half million people covered by public sector behavioral health programs.

•	OptumHealth’s third quarter earnings from operations of $172 million declined slightly year-over-year.

•	OptumHealth Financial Services, the Company’s dedicated health banking organization, ended the third quarter serving 1.8 million consumer accounts, up 10 percent year-over-year.

•

OptumHealth Financial Services’ connectivity network now represents nearly 500,000 care providers, an increase of 125,000 providers year-to-date. This business electronically transmitted $9.5 billion in medical payments to physicians and care providers in the quarter, up 40 percent year-over-year.

•

OptumHealth continues to advance pioneering telehealth initiatives on behalf of employers, states and other health care partners. Applying Internet network technology, these innovative programs help connect patients to care providers and care providers to one another in ways that improve access to and effectiveness of health care. State-based programs have been launched in Colorado, Minnesota and New Mexico.

Ingenix is a leader in the field of health care information, services and consulting, serving physicians, hospitals and other health care providers, large employers and governments, health insurers and other benefits payers and pharmaceutical companies.

Quarterly Financial Performance

Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
Revenues	$481 million	$383 million	$421 million

Earnings From Operations	$64 million	$57 million	$59 million

Operating Margin	13.3%	14.9%	14.0%

•	Ingenix revenues of $481 million increased $98 million or 26 percent year-over-year in the third quarter of 2009.

•

The Ingenix contract revenue backlog increased 15 percent on a year-over-year basis to $2.1 billion at September 30, 2009. Continued growth in payer and governmental client business across many product categories more than offset a year-over-year decline in pharmaceutical research services backlog.

•

Ingenix third quarter operating earnings increased $7 million or 12 percent year-over-year to $64 million while operating margin decreased 160 basis points year-over-year to 13.3 percent. Third quarter margins were impacted in part by investments in new product development for international markets.

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors and commercial health plans.

Quarterly Financial Performance

Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
Revenues	$3.58 billion	$3.07 billion	$3.56 billion

Earnings From Operations	$196 million	$91 million	$166 million

Operating Margin	5.5%	3.0%	4.7%

•	Prescription Solutions third quarter revenues of $3.6 billion increased $504 million or 16 percent year-over-year, driven by strong growth in consumers served.

•

Third quarter earnings from operations grew $105 million year-over-year to $196 million. First half 2009 earnings trends continued in the third quarter, with increased earnings driven by script volume growth, improved drug purchasing, steady gains in mail service drug fulfillment, and a continuing favorable mix shift to generic pharmaceuticals, which exceeded 69 percent of total volume in the quarter. These factors lifted Prescription Solutions third quarter operating margin to 5.5 percent.

•

During the third quarter Prescription Solutions was recognized for service and value. J.D. Power and Associates awarded Prescription Solutions the highest rankings for customer service and cost competitiveness among mail order pharmacies in their 2009 National Pharmacy StudySM.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through November 3 following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #70594384. This earnings release and the Form 8-K dated October 20, 2009, which may also be accessed from the Investors page of the Company’s web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our health care costs; our ability to respond quickly and appropriately to health care reforms; failure to comply with federal and state regulations affecting the health care industry; the potential impact of the adverse conditions in the global economy and extreme disruption of financial markets on our revenues, sources of liquidity, investment portfolio, and our results of operations; regulatory and other risks associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs, including as a result of reduced payments to private plans offering Medicare Advantage; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; failure to comply with restrictions on patient privacy and information security; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation; the potential consequences of various governmental reviews and litigation matters related to our historical stock option practices; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems;

misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; failure to complete or receive anticipated benefits of acquisitions; and potential downgrades in our debt ratings.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended September 30, 2009

-	Consolidated Statements of Operations

-	Condensed Consolidated Balance Sheets

-	Condensed Consolidated Statements of Cash Flows

-	Segment Financial Information

-	Customer Profile Summary

-	Non-GAAP Operating Results Excluding Special Items

Use of Non-GAAP Financial Measures

2008 operating results excluding special items as used in the press release are not calculated in accordance with GAAP and should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008 (a)	2009	2008 (b)
REVENUES
Premiums	$19,729	$18,294	$59,586	$55,027
Services	1,336	1,287	3,939	3,857
Products	490	432	1,378	1,186
Investment and Other Income	140	143	451	662

Total Revenues	21,695	20,156	65,354	60,732

OPERATING COSTS
Medical Costs	16,171	14,943	49,248	45,344
Operating Costs	3,156	2,974	9,321	9,617
Cost of Products Sold	442	387	1,268	1,065
Depreciation and Amortization	250	254	733	722

Total Operating Costs	20,019	18,558	60,570	56,748

EARNINGS FROM OPERATIONS	1,676	1,598	4,784	3,984

Interest Expense	(137)	(166)	(407)	(484)

EARNINGS BEFORE INCOME TAXES	1,539	1,432	4,377	3,500

Provision for Income Taxes	(504)	(512)	(1,499)	(1,249)

NET EARNINGS	$1,035	$920	$2,878	$2,251

DILUTED NET EARNINGS PER COMMON SHARE	$0.89	$0.75	$2.43	$1.80

Diluted Weighted-Average Common Shares Outstanding	1,164	1,227	1,184	1,250

(a)	Includes a reduction in pre-tax Operating Costs of $40 million from a change in estimated net costs to settle two class action lawsuits related to the Company’s historical stock option practices.

(b)	Includes third quarter reduction in pre-tax Operating Costs of $40 million described in (a) above and second quarter pre-tax Operating Costs of $922 million for settlement of the two class action lawsuits described above and related legal costs, $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Cash and Short-Term Investments	$10,501	$8,209
Accounts Receivable, net	1,957	1,929
Other Current Assets	4,846	4,852

Total Current Assets	17,304	14,990

Long-Term Investments	13,231	13,366
Other Long-Term Assets	26,914	27,459

Total Assets	$57,449	$55,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$9,292	$8,664
Commercial Paper and Current Maturities of Long-Term Debt	500	1,456
Other Current Liabilities	9,953	9,641

Total Current Liabilities	19,745	19,761

Long-Term Debt, less current maturities	10,690	11,338
Future Policy Benefits	2,307	2,286
Deferred Income Taxes and Other Liabilities	1,809	1,650
Shareholders’ Equity	22,898	20,780

Total Liabilities and Shareholders’ Equity	$57,449	$55,815

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
OPERATING ACTIVITIES
Net Earnings	$2,878	$2,251
Noncash Items:
Depreciation and amortization	733	722
Deferred income taxes and other	20	(237)
Share-based compensation	259	231
Net changes in operating assets and liabilities	455	(330)

Cash Flows From Operating Activities	4,345	2,637

INVESTING ACTIVITIES
Cash paid for acquisitions, net of cash assumed	(402)	(3,760)
Purchases of property, equipment and capitalized software, net	(483)	(598)
Net sales (purchases) of investments	771	(992)

Cash Flows Used For Investing Activities	(114)	(5,350)

FINANCING ACTIVITIES
Common stock repurchases	(1,568)	(2,505)
Net change in commercial paper and long-term debt	(1,449)	1,621
Share-based compensation excess tax benefit	34	15
Customer funds administered	402	291
Other, net	459	507

Cash Flows Used For Financing Activities	(2,122)	(71)

Increase (Decrease) in cash and cash equivalents	2,109	(2,784)
Cash and cash equivalents, beginning of period	7,426	8,865

Cash and cash equivalents, end of period	$9,535	$6,081

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
REVENUES	2009	2008	2009	2008
Health Care Services (a)	$20,190	$18,815	$61,144	$56,777
OptumHealth	1,415	1,294	4,103	3,919
Ingenix	481	383	1,287	1,126
Prescription Solutions	3,575	3,071	10,670	9,450
Eliminations	(3,966)	(3,407)	(11,850)	(10,540)

Total Consolidated	$21,695	$20,156	$65,354	$60,732

	Three Months Ended September 30,		Nine Months Ended September 30,
EARNINGS FROM OPERATIONS	2009	2008	2009	2008
Health Care Services	$1,244	$1,285	$3,638	$3,800
OptumHealth	172	175	472	541
Ingenix	64	57	172	153
Prescription Solutions	196	91	502	283
Corporate	—	(10)	—	(793)

Total Consolidated	$1,676	$1,598	$4,784	$3,984

(a)	Revenues for the three and nine months ended September 30, 2009 were $10,125 and $30,716 for UnitedHealthcare; $7,940 and $24,352 for Ovations; and $2,125 and $6,076 for AmeriChoice, respectively. Revenues for the three and nine months ended September 30, 2008 were $10,472 and $31,311 for UnitedHealthcare; $6,693 and $21,204 for Ovations; and $1,650 and $4,262 for AmeriChoice, respectively.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

ALL BUSINESS UNITS

(in thousands)

(unaudited)

People Served	September 2009		June 2009	December 2008	September 2008	December 2007
Commercial Risk-based	9,460		9,655	10,360	10,495	10,805
Commercial Fee-based	15,295		15,375	15,985	15,975	14,720

Total Commercial	24,755		25,030	26,345	26,470	25,525

Medicare Advantage	1,770		1,740	1,495	1,480	1,370
Medicaid	2,795	(b)	2,750	2,515	2,340	1,710
Standardized Medicare Supplement	2,660		2,625	2,540	2,510	2,400

Total Public and Senior (a)	7,225		7,115	6,550	6,330	5,480

Total Health Care Services Medical Benefits	31,980		32,145	32,895	32,800	31,005

Total People Served	70,345		70,510	72,800	72,820	70,950

Supplemental Data – included in Total People Served

OptumHealth	57,600		57,900	59,700	59,600	58,700

Total Part D Prescription Drug Plans	5,910		5,870	5,450	5,465	5,950

Consumer-Driven Health Plans	2,860		2,850	2,735	2,740	2,315

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These people are included in Total People Served.

(b)	Year-to-date Medicaid membership growth of 280,000 people is comprised of risk-based growth of 460,000 people, which includes 100,000 people that converted from an administrative services contract to a risk-based program in the first quarter, and a net reduction of 80,000 people served in terminated fee-based public services programs.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

($ in millions)

(unaudited)

Operating Results Excluding Special Items

Three Months Ended
September 30, 2008
Earnings from operations	$1,598
Less: Reduction to operating costs (a)	40

Non-GAAP earnings from operations	$1,558

Operating margin	7.9%
Less: Reduction to operating costs (a)	0.2

Non-GAAP operating margin	7.7%

Operating cost ratio	14.8%
Add: Reduction to operating costs (a)	0.2

Non-GAAP operating cost ratio	15.0%

(a)	Includes a reduction in pre-tax Operating Costs of $40 million from a change in estimated net costs to settle two class action lawsuits related to the Company’s historical stock option practices.